Exhibit xii
McCORMICK & COMPANY, INC.
2022 OMNIBUS INCENTIVE PLAN
TERMS OF NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
The following terms and conditions in this agreement (together with the Stock Option Covenants Addendum attached hereto, this “Award Agreement”) apply to non-qualified stock options granted under the 2022 Omnibus Incentive Plan by McCORMICK & COMPANY, INC., a Maryland corporation, with its principal offices in Baltimore County, Maryland (hereinafter called the “Company”).
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that the interests of the Company and its stockholders will be advanced and the Company’s overall managerial strength will be enhanced by encouraging its officers and other key employees to become owners of common stock of the Company (“Shares”); and
WHEREAS, the Board approved and adopted the Company’s 2022 Omnibus Incentive Plan (the “Plan”) on January 25, 2022, effective March 30, 2022, subject to the approval of the Company’s stockholders; and
WHEREAS, the Company’s stockholders approved the Plan on March 30, 2022; and
WHEREAS, one of the purposes of the Plan is to provide an inducement to certain officers and other key employees of the Company and its affiliates to acquire Shares; and
WHEREAS, the Board has authorized and approved the grant of an option to the employee or officer, as applicable (the “Optionholder”), pursuant to the Plan, this Award Agreement and the terms described on the Screen (defined below); and
WHEREAS, this Award (defined below) and any options previously granted to the Optionholder (whether exercised or unexercised, and whether vested or unvested) are conditioned on and subject to the terms of the Plan and this Award Agreement.
NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth below, the terms of this Award and this Award Agreement consist of the following:
1.Grant of Options
Details of the Optionholder’s non-qualified stock option, including the grant date, number of Shares, award price, and vesting schedule, are described on the screen captioned “Grants & Awards” on the Computershare website (the “Screen”). On the grant date specified on the Screen, the Company granted a non-qualified stock option to the Optionholder to purchase the number of Shares identified as “Options Granted” at the price per Share specified under

“Award Price” (this “Award” or this “option”). In order to exercise this option, the Optionholder may (i) make a cash payment, (ii) surrender Shares owned by the Optionholder having a market value equal to the Award Price and related taxes for the number of Shares to be purchased pursuant to the exercise of all or part of this option, or (iii) authorize the Company to withhold a sufficient number of Shares underlying this option, based on the market value of such Shares on the date of exercise, to pay the Award Price and related taxes and to issue the remaining number of such Shares to the Optionholder (i.e., a “net withholding exercise”). The option granted hereunder shall be exercisable, except as otherwise provided herein, in accordance with the vesting schedule provided on the Screen until this option expires on the date provided on the Screen (the “Expiration Date”).
2.Restrictions on Transfer of Options
(a)Except as hereinafter provided, this option is not transferable by the Optionholder and is exercisable during the Optionholder’s lifetime only by the Optionholder. This option may be transferred by the Optionholder pursuant to a will or as otherwise permitted by the laws of descent and distribution. In addition, the Optionholder may transfer all or any part of this option, “not for value” (as such phrase is defined in the Plan), to any Family Member.
(b)Except as otherwise provided in Section 2(a), the option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of said option or of any right or privilege conferred hereby contrary to the provisions hereof or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred hereby shall immediately become null and void.
3.Vesting and Exercisability of Options
(a)Post-Termination Exercise Period
Subject to the provisions of Section 3(b) (Disability or Death), Section 3(c) (Retirement), Section 3(d) (Qualifying Termination), and Section 3(e) (Change in Control Termination), all rights to exercise this option shall terminate thirty (30) days after the Optionholder ceases to be an employee of the Company or of a subsidiary or an affiliate of the Company.
(b)Disability or Death
If the Optionholder ceases to be an employee of the Company or of a subsidiary or an affiliate of the Company on account of Disability or death, any unvested portion of this option shall immediately become vested and the Optionholder (or in the event of the Optionholder’s death, the Optionholder’s personal representative) may exercise this option, in full or in part, until the Expiration Date, regardless of the restrictions that might otherwise apply with respect to the Options Granted.
(c)Retirement
If the Optionholder ceases to be an employee of the Company or of a subsidiary or an affiliate of the Company on account of Retirement, any unvested portion of this option shall immediately become vested and the Optionholder may exercise this option, in full or in part, until the Expiration Date, regardless of the restrictions that might otherwise apply with respect to the Options Granted. For purposes of this Award Agreement, “Retirement” means termination of employment at or after (a) the fifth (5th) anniversary of the Optionholder’s adjusted service date and (b) the Optionholder’s attainment of age 55. For purposes of this Award Agreement, if the Optionholder has had only one hire date with the Company, the Optionholder’s adjusted service date is the Optionholder’s hire date. If the Optionholder has had more than one hire date, the adjusted service date is determined by subtracting the total number of days of prior service with the Company from the Optionholder’s most recent hire date. For example, if the Optionholder was employed by the Company February 1, 2012 through April 18, 2014 (807 calendar days) and rehired on March 27, 2017, the Optionholder’s adjusted service date would be January 10, 2015, which is 807 calendar days before March 27, 2017.
(d)Qualifying Termination
If the Optionholder has a Qualifying Termination (as such term is defined in the McCormick & Company, Incorporated Severance Plan for Executives (the “Severance Plan”)), any outstanding Options Granted and outstanding options previously granted (collectively, the “Outstanding Options”) that would have vested, in accordance with the applicable vesting schedule, during the 12-month (or 18-month, if the Optionholder is the CEO) period following such Qualifying Termination, shall immediately vest and the Optionholder may exercise such options, in full or in part, until the earlier of the Expiration Date or the fifth anniversary of the date the Optionholder ceases to be an employee, regardless of the restrictions that might otherwise apply with respect to the Options Granted. If the Optionholder’s Qualifying Termination subsequently becomes a Change in Control Termination, the provisions of Section 3(e) (Change in Control Termination), shall be immediately applied to any Outstanding Options that were unvested after application of this Section 3(d) (Qualifying Termination).
(e)Change in Control Termination
If the Optionholder experiences a Change in Control Termination:
(i)any “in-the-money” Outstanding Options held by the Optionholder immediately before such Change in Control Termination (other than options granted after the Change in Control) shall, to the extent outstanding at the time of the Change in Control Termination, immediately become 100% vested; and

(ii)any Outstanding Options held by the Optionholder immediately before such Change in Control Termination that are not in-the-money will be canceled immediately.
For purposes of this Award Agreement, “in-the-money” means that the fair market value of a Share immediately before the Change in Control Termination exceeds the exercise price per Share of the applicable option.
In no event may this option or the Outstanding Options be exercised after the Expiration Date. An exercise of this option with respect to a portion of the Shares to which it relates shall not preclude a subsequent exercise as to any remaining part on or before the Expiration Date.
4.Issuance of Shares
The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of the option herein granted unless and until the offering and sale of the Shares represented thereby may legally be made under the Securities Act of 1933, as amended, and the applicable rules and regulations of the U.S. Securities and Exchange Commission.
5.Dividend, Voting, and Other Rights
The Optionholder shall not have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable upon the exercise of the option herein granted unless and until such Shares have been issued and delivered.
6.Investment Purpose
The Company may require the Optionholder to agree that any Shares purchased upon the exercise of this option shall be acquired for investment and not for distribution and that each notice of the exercise of any portion of this option shall be accompanied by a written representation that the Shares are being acquired in good faith for investment and not for distribution.
7.Forfeiture of Outstanding Options and Gain on Any Option
The Optionholder shall be required to forfeit to the Company (a) any unexercised Outstanding Options (whether or not vested) and (b) any gain realized on account of this option and all exercised options previously granted to the Optionholder (including any Shares received from the exercise of any such option) if the Optionholder takes any action (i) in violation or breach of, or in conflict with, this Award Agreement (including the Stock Option Covenants Addendum attached hereto), any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any of its affiliates, or any confidentiality obligation with respect to the Company or any of its affiliates; or (ii) otherwise in competition with the Company or any of its affiliates. The Company shall annul this Award if the Optionholder is an employee of the Company or any of its affiliates and is terminated for Cause or otherwise as required under the Plan.
8.Successor
This Award shall be binding upon and inure to the benefit of any successor or successors of the Company.
9.Compliance with Law
The Company shall make reasonable efforts to comply with all applicable federal and state securities laws. Notwithstanding any other provision of this Award Agreement, the Company shall not be obligated to issue any Shares pursuant to this Award Agreement if the issuance thereof would result in a violation of any law.
10.Withholding
The Company (and/or the Optionholder’s local employer) shall, in its discretion, have the right to deduct or withhold from payments of any kind otherwise due to the Optionholder, or require the Optionholder to remit to the Company (and to the Optionholder’s local employer), an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city, or other jurisdiction, including income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, the grant or exercise of stock options, the payment of Shares or cash under this Award Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable. A sufficient number of Shares resulting from the exercise of this option may be retained by the Company to satisfy any tax withholding obligation.
11.No Right to Continued Employment
Neither the Plan, this Award Agreement, the grant of stock options, the payment of Shares or cash under this Award Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable, gives the Optionholder any right to continue to be employed by the Company (or the Optionholder’s local employer), or limits, in any way, the right of the Company (or the Optionholder’s local employer) to change the Optionholder’s compensation or other benefits or to terminate the Optionholder’s employment at any time for any reason not specifically prohibited by law.
12.Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Optionholder’s consent to participate in the Plan by electronic means. The Optionholder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
13.Governing Law and Venue
All disputes arising in respect of the Award or the provisions of this Award Agreement, including the Stock Option Covenants Addendum attached hereto, shall be governed by and construed in accordance with the laws of the State of Maryland, United States of America, as provided in the Plan, without regard to such state’s conflict of laws rules. For purposes of litigating, if any dispute arises directly or indirectly from the relationship of the parties evidenced by this Award or otherwise in respect of this Award Agreement, including the Stock Option Covenants Addendum attached hereto, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that such litigation shall be conducted only in the courts of Baltimore County, Maryland, and no other courts where the grant or payment of this Award is made and/or to be performed.
14.Severability
Each of the provisions (or portion thereof) of this Award Agreement, including the Stock Option Covenants Addendum attached hereto, is intended to be separate and severable. If any provision (or portion thereof) (including a waiver) of this Award Agreement, including the Stock Option Covenants Addendum attached hereto, is found to be illegal, invalid, or unenforceable, then, to the fullest extent permitted by law, such provision (or portion thereof) shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision (or portion thereof), and the remainder of this Award Agreement, including the Stock Option Covenants Addendum attached hereto, shall remain in full force and effect. Any prohibition or unenforceability of any provision of this Award Agreement, including the Stock Option Covenants Addendum attached hereto, in any jurisdiction shall not invalidate or render unenforceable such provision(s) in any other jurisdiction. It is expressly understood and agreed that, although the parties consider the restrictions contained in this Award Agreement, including the Stock Option Covenants Addendum attached hereto, to be reasonable, if a final determination is made by a government agency, a court of competent jurisdiction, or any arbitrator or other tribunal that the time or territory or any other restriction contained in the Award Agreement, including the Stock Option Covenants Addendum attached hereto, is unenforceable against a party hereto, the provisions of this Award Agreement, including the Stock Option Covenants Addendum attached hereto, shall, to the fullest extent permitted by law, be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator or tribunal may determine or indicate to be enforceable.
15.Imposition of Other Requirements
The Company reserves the right to impose other requirements on the Optionholder’s participation in the Plan, on this option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Optionholder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.Relation to Plan
This Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency or conflict between this Award Agreement and the Plan, the Plan shall govern. The Plan and this Award Agreement shall be administered by the Committee in accordance with the provisions of section 4 of the Plan. Except as expressly provided in this Award Agreement, capitalized terms used herein shall have the meanings ascribed to them in the Plan or on the Screen.
17.Acceptance of Award
In consideration for this option and by accepting this Award Agreement, the Optionholder agrees and acknowledges that:
(a)All unexercised options previously granted to the Optionholder and all Options Granted under this Award Agreement are subject to the Stock Option Covenants Addendum attached hereto, the terms of which are fully incorporated herein, and the clawback and recoupment provisions described in section 16(g) of the Plan.
(b)The grant of this option, and any future options under the Plan, are entirely voluntary, and at the complete discretion of the Company. Neither the grant of this option, nor any future grant of an option by the Company, shall be deemed to create any obligation to grant any other options, whether or not such a reservation is explicitly stated at the time of any such grant.
(c)The Board has the right, at any time, to amend, suspend, discontinue, or terminate the Plan, this Award, and/or this Award Agreement; provided, that the Optionholder’s consent to such action shall be required unless the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Optionholder’s rights under the Plan.
(d)Neither the Company, the Optionholder’s local employer, nor any member of the Board or of the Committee shall have any liability of any kind to the Optionholder for any action taken or not taken in good faith under the Plan; for any change, amendment, or cancellation of the Plan or this option; or for the failure of this option to realize intended tax consequences or to comply with any other law, compliance with which is not required on the part of the Company.
(e)The Optionholder has reviewed the Plan, this Award Agreement, and the Screen in their entirety; has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement; and fully understands all provisions of the Plan, this Award Agreement, and the Screen.

(f)The Optionholder fully understands that, notwithstanding any other provision in this Award Agreement (including the Stock Option Covenants Addendum), nothing in this Award Agreement prohibits the Optionholder from making any communication the Optionholder is permitted to make by law to the extent the law would override any contrary restrictions on such communication in this Award Agreement. For example, nothing in this Award Agreement prohibits the Optionholder from reporting possible violations of law to a responsible government authority or requires the Optionholder to seek authorization from the Company or to notify the Company if the Optionholder makes such reports.
**ADDENDUM APPEARS ON THE FOLLOWING PAGE**

STOCK OPTION COVENANTS ADDENDUM
In consideration for the benefits made available under the Plan, the Optionholder agrees to the covenants set forth in this Stock Option Covenants Addendum (this “Addendum”) (whether or not the Optionholder’s options vest or the Optionholder exercises such vested options). The covenants in this Addendum do not supersede, restrict, or otherwise limit the Optionholder’s obligations under any other covenants applicable in connection with the Optionholder’s employment with or service to the Company.
1.Invention Assignment
Any and all inventions and discoveries that the Optionholder makes while he or she is in the employ of the Company relating directly or indirectly to or useful in any activity or enterprise of the Company shall belong to the Company, whether discovered during or after regular working hours. The Optionholder will, upon request of the Company, make application for a patent on any such invention or discovery that he or she may make, and will, upon request of the Company, make and execute any and all assignments in writing which may be deemed by the Company as proper to assign and transfer to the Company all the right, title, and interest of the Optionholder in and to any and all such patents or patent rights issued by the United States or any other country in which the Optionholder may have any interest during the term of his or her said employment. The Company will assume the expenses of preparing, applying for, and registering any such patents or assignments.
2.Confidentiality
During the period of the Optionholder’s employment with the Company, the Optionholder may have been exposed to confidential, proprietary information and trade secrets of the Company or its customers. The Optionholder understands that maintenance of the proprietary character of such information to the fullest extent possible is important to the Company. Accordingly, for so long as any such confidential information and trade secrets may remain confidential, secret, or otherwise wholly or partially protected either during or after such employment, the Optionholder will not use or divulge such information except as specifically permitted by the Company or applicable law.
3.Non-Competition and Non-Solicitation
During the period of the Optionholder’s employment with the Company, and the period continuing after the Optionholder’s termination of employment (for any reason) for the Restrictive Period (as defined below) or, in the case of a Change in Control Termination, the Restrictive CIC Period (not to exceed two (2) years), the Optionholder will not (a) seek or accept employment, directly or indirectly, with any entity that directly competes with the Company, including its subsidiaries and affiliates, in its and their core product categories, in any capacity involving the performance of services like or related to the services that the Optionholder performed for the Company at any time during the past seven (7) years or (b) solicit, for the benefit of any competitor of the Company, any entity or person who was or is a customer or employee of the Company as of the Optionholder’s termination date.

For purposes of this Stock Option Covenants Addendum, “Restrictive Period” and “Restrictive CIC Period” are specified in the following table:

	Chief Executive Officer	All Others
Restrictive Period	1-½ years	1 year
Restrictive CIC Period	2 years	2 years

Notwithstanding the foregoing and solely to the extent prohibited under applicable law, the noncompetition covenant and the customer nonsolicitation covenant shall not apply to the Optionholder for so long as the Optionholder resides in or otherwise is subject to the laws of California, Minnesota, North Dakota, Oklahoma, or any other state in which such covenants are prohibited under applicable law.
4.Nondisparagement
The Optionholder will not communicate, make, or cause to be made, any derogatory, defamatory, or disparaging remarks, statements, or communications about the Company or any related or affiliated entities and persons, including the personal and/or business reputations, practices, products, services, or conduct of the Company, or any related or affiliated entities and persons; this includes in-person communications, electronic communications, and communication via social media websites. This Section 4 does not, in any way, (a) restrict or impede the Optionholder from testifying under oath, as required by law; or (b) restrict, restrain, interfere with, or coerce the Optionholder in the exercise of rights under the National Labor Relations Act, including, without limitation, rights to (i) engage in communications or actions with any coworker or other person or entity, in any medium, regarding any labor issue, dispute, or term or condition of employment; (ii) file a charge with the National Labor Relations Board (the “NLRB”) or assist others in doing so; or (iii) participate or cooperate in any investigation or proceeding by the NLRB. In addition, no officer or director of the Company will communicate any derogatory, defamatory, or disparaging remarks, statements, or communications about the Optionholder.
5.Cooperation
The Optionholder will answer any questions that may arise and make himself or herself reasonably available to assist the Company in its transition following the Optionholder’s termination of employment and to cooperate with any other reasonable requests by the Company which may require his or her services after his or her termination of employment. For purposes of this Addendum, the transition period shall be the one (1)-year period following the Optionholder’s termination of employment for any reason. The Optionholder will not seek or be entitled to any additional compensation for such assistance or cooperation.

6.Company Property
The Optionholder will promptly return to the Company all property belonging to the Company (but in no event later than the Optionholder’s termination date), including all keys, phones, computers, mobile phones, credit cards, computer and other passwords, equipment, and supplies, as well as all documents prepared by or for the Company, and not otherwise made available to the general public.
7.Protected Whistleblower Activities
Notwithstanding the foregoing, nothing in this Addendum, the Award Agreement, the Plan or any other agreement with the Company prohibits the Optionholder from reporting or disclosing any actual, possible, or potential violation of any federal, state, or local law or regulation to any governmental agency or entity, or making other reports or disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation, in each such case without any prior authorization of, or prior, contemporaneous or subsequent notice to, the Company. Under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), the Optionholder may be entitled to immunity for certain disclosures to the Optionholder’s attorney or government officials.